Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020, and product supplement no. 4-I dated April 8, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated July 10, 2020 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$3,663,000 Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF due July 14, 2022 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to 80.00% of the Share Strike Price, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	If the closing price of one share of the Fund is greater than or equal to the Interest Barrier on the final Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the first three and final Review Dates) is greater than or equal to its Share Strike Price. The earliest date on which an automatic call may be initiated is July 9, 2021.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Fund:	The U.S. Global Jets ETF (Bloomberg ticker: JETS)
Contingent Interest Payments:

If the notes have not been automatically called and, with respect to any Review Date, the closing price of one share of the Fund (in the case of any Review Date other than the final Review Date) or the Final Share Price of the Fund (in the case of the final Review Date) is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $55.00, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share or Final Share Price, as applicable, of the Fund on the Review Date related to that later Interest Payment Date is greater than or equal to the Interest Barrier.
You will not receive any unpaid Contingent Interest Payments if the closing price of one share or Final Share Price, as applicable, of the Fund on each subsequent Review Date is less than the Interest Barrier.

Interest Barrier / Trigger Price:	$12.488, which is an amount that represents 80.00% of the Share Strike Price
Automatic Call:	If with respect to any Review Date (other than the first three and final Review Dates) the closing price of one share of the Fund is greater than or equal to its Share Strike Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.
Payment at Maturity:

If, the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price of the Fund is less than its Share Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 20.00% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Final Share Price (i.e., the arithmetic average of the closing prices of one share of the Fund on the Ending Averaging Dates) of the Fund is less than its Trigger Price.
Pricing Date:	July 10, 2020
Original Issue Date:	On or about July 15, 2020 (Settlement Date)
Review Dates†:	October 9, 2020, January 11, 2021, April 9, 2021, July 9, 2021, October 11, 2021, January 10, 2022, April 11, 2022 and July 11, 2022 (the “final Review Date”)
Ending Averaging Dates†:	July 5, 2022, July 6, 2022, July 7, 2022, July 8, 2022 and the final Review Date
Interest Payment Dates†:	October 15, 2020, January 14, 2021, April 14, 2021, July 14, 2021, October 14, 2021, January 13, 2022, April 14, 2022 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the first three and final Review Dates), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	July 14, 2022
CUSIP:	48132MUA7
Fund Return:	(Final Share Price – Share Strike Price) Share Strike Price
Share Strike Price:	$15.61, the closing price of one share of the Fund on July 9, 2020. The Share Strike Price is not determined by reference to the closing price of one share of the Fund on the Pricing Date.
Final Share Price:	The arithmetic average of the closing prices of one share of the Fund on the Ending Averaging Dates
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$3,663,000.00	$45,787.50	$3,617,212.50
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $12.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $930.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Product supplement no. 4-I dated April 8, 2020:
https://www.sec.gov/Archives/edgar/data/19617/000095010320007234/crt-dp125068_424b2.pdf

•      Prospectus supplement and prospectus, each dated April 8, 2020:
https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS-2
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?

If the notes have not been automatically called and, with respect to any Review Date, the closing price of one share of the Fund (in the case of any Review Date other than the final Review Date) or the Final Share Price (in the case of the final Review Date) is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $55.00 plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If the notes have not been automatically called and, with respect to any Review Date, the closing price of one share of the Fund (in the case of any Review Date other than the final Review Date) or the Final Share Price (in the case of the final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of the Fund is less than the Interest Barrier, and for which no Contingent Interest Payment subsequently becomes payable on any later Interest Payment Date, as a “No-Coupon Date.” The following table reflects the Contingent Interest Payment of $55.00 and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Date	$440.00
1 No-Coupon Date	$385.00
2 No-Coupon Dates	$330.00
3 No-Coupon Dates	$275.00
4 No-Coupon Dates	$220.00
5 No-Coupon Dates	$165.00
6 No-Coupon Dates	$110.00
7 No-Coupon Dates	$55.00
8 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes a Share Strike Price of $15.00, an Interest Barrier and a Trigger Price of $12.00 (equal to 80.00% of the hypothetical Share Strike Price) and reflects the Contingent Interest Payment of $55.00. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		First three Review Dates	Fourth through Seventh Review Dates	Final Review Date
Closing price of one share of the Fund	Fund Appreciation/ Depreciation at Review Date	Payment on Interest Payment Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Share Price of the Fund (3)	Fund Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(4)	Payment at Maturity If a Trigger Event Has Occurred (4)
$27.000	80.00%	$55.00	$1,055.00	$27.000	80.00%	$1,055.00	N/A
$25.500	70.00%	$55.00	$1,055.00	$25.500	70.00%	$1,055.00	N/A
$24.000	60.00%	$55.00	$1,055.00	$24.000	60.00%	$1,055.00	N/A
$22.500	50.00%	$55.00	$1,055.00	$22.500	50.00%	$1,055.00	N/A
$21.000	40.00%	$55.00	$1,055.00	$21.000	40.00%	$1,055.00	N/A
$19.500	30.00%	$55.00	$1,055.00	$19.500	30.00%	$1,055.00	N/A
$18.000	20.00%	$55.00	$1,055.00	$18.000	20.00%	$1,055.00	N/A
$16.500	10.00%	$55.00	$1,055.00	$16.500	10.00%	$1,055.00	N/A
$15.750	5.00%	$55.00	$1,055.00	$15.750	5.00%	$1,055.00	N/A
$15.000	0.00%	$55.00	$1,055.00	$15.000	0.00%	$1,055.00	N/A
$14.250	-5.00%	$55.00	$55.00	$14.250	-5.00%	$1,055.00	N/A
$13.500	-10.00%	$55.00	$55.00	$13.500	-10.00%	$1,055.00	N/A
$12.000	-20.00%	$55.00	$55.00	$12.000	-20.00%	$1,055.00	N/A
$11.999	-20.01%	N/A	N/A	$11.999	-20.01%	N/A	$799.90
$10.500	-30.00%	N/A	N/A	$10.500	-30.00%	N/A	$700.00
$9.000	-40.00%	N/A	N/A	$9.000	-40.00%	N/A	$600.00
$7.500	-50.00%	N/A	N/A	$7.500	-50.00%	N/A	$500.00
$6.000	-60.00%	N/A	N/A	$6.000	-60.00%	N/A	$400.00
$4.500	-70.00%	N/A	N/A	$4.500	-70.00%	N/A	$300.00
$3.000	-80.00%	N/A	N/A	$3.000	-80.00%	N/A	$200.00
$1.500	-90.00%	N/A	N/A	$1.500	-90.00%	N/A	$100.00
$0.000	-100.00%	N/A	N/A	$0.000	-100.00%	N/A	$0.00

(1) The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the first three and final Review Dates) is greater than or equal to its Share Strike Price. If the closing price of one share of the Fund on the first three Review Dates is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the corresponding Interest Payment Date but the notes will not be automatically called.

JPMorgan Structured Investments —	PS-3
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of the Fund on that Review Date (in the case of any Review Date other than the final Review Date) or the Final Share Price of the Fund (in the case of the final Review Date) is greater than or equal to the Interest Barrier plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

(3) With respect to the Fund, the Final Share Price is equal to the arithmetic average of the closing price of one share of the Fund on the Ending Averaging Dates.

(4) A Trigger Event occurs if the Final Share Price (i.e., the arithmetic average of the closing prices of one share of the Fund on the Ending Averaging Dates) of the Fund is less than its Trigger Price.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The price of one share of the Fund increases from its Share Strike Price of $15.00 to a closing price of $16.50 on the first Review Date. Because the closing price of the Fund on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with that Review Date. Accordingly, the investor receives a payment of $55.00 per $1,000 principal amount note on the first Interest Payment Date. The notes are not automatically called.

Example 2: A Contingent Interest Payment is not paid in connection with the first two Review Dates but is paid in connection with the third Review Date, the closing price of the Fund is less than its Share Strike Price of $15.00 on each of the Review Dates preceding the third Review Date and the price of one share of the Fund increases from its Share Strike Price of $15.00 to a closing price of $16.50 on the third Review Date. Because the closing price of the Fund on the third Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. Accordingly, the investor receives a payment of $165.00 per $1,000 principal amount note on the third Interest Payment Date (reflecting the Contingent Interest Payment for the third Review Date and the unpaid Contingent Interest Payment for the first and second Review Dates). The notes are not automatically called.

Example 3: A Contingent Interest Payment is not paid in connection with the first Review Date but is paid in connection with the second, third and fourth Review Dates; the closing price of the Fund is less than its Share Strike Price of $15.00 on each of the Review Dates preceding the fifth Review Date and the price of one share of the Fund increases from its Share Strike Price of $15.00 to a closing price of $16.50 on the fifth Review Date. The investor receives a payment of $110.00 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date) and the investor receives a payment of $55.00 per $1,000 principal amount note on each of the third and fourth Interest Payment Dates, but the notes are not automatically called on any of the Review Dates preceding the fifth Review Date because the closing price of the Fund is less than its Share Strike Price on each of the Review Dates preceding the fifth Review Date. Because the closing price of the Fund on the fifth Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the fifth Review Date. In addition, because the closing price of the Fund on the fifth Review Date is greater than its Share Strike Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,055.00 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $55.00 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,275.00 per $1,000 principal amount note. No further payments will be made on the notes.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Fund increases from the Share Strike Price of $15.00 to a Final Share Price of $16.50 — A Trigger Event has not occurred. The investor receives a payment of $55.00 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,055.00 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $55.00 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,440.00 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the second Review Date but not paid in connection with the first or third through seventh Review Dates and the price of one share of the Fund decreases from the Share Strike Price of $15.00 to a Final Share Price of $12.00 — A Trigger Event has not occurred. The investor receives a payment of $110.00 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date). Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Share Price of the Fund is less than its Share Strike Price, the investor receives at maturity a payment of $1,330.00 per $1,000 principal amount note. This payment consists of Contingent Interest Payments of $330.00 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payment for the third through seventh Review Dates) and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,440.00 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 6: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Fund decreases from the Share Strike Price of $15.00 to a Final Share Price of $6.00 — A Trigger Event has occurred. The investor receives a payment of $55.00 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has

JPMorgan Structured Investments —	PS-4
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

occurred and the Fund Return is -60.00%, the investor receives at maturity a payment of $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60.00%) = $400.00

The total amount paid on the notes over the term of the notes is $785.00 per $1,000 principal amount note.

Example 7: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the price of one share of the Fund decreases from the Share Strike Price of $15.00 to a Final Share Price of $4.50 — A Trigger Event has occurred. Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Fund Return is -70.00%, the investor receives no payments over the term of the notes, other than a payment at maturity of $300.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70.00%) = $300.00

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of $55.00 per $1,000 principal amount note. If the notes have not been automatically called and, with respect to any Review Date, the closing price of one share of the Fund (in the case of any Review Date other than the final Review Date) or the Final Share Price of the Fund (in the case of the final Review Date) is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If the notes have not been automatically called and, with respect to any Review Date, the closing price of one share of the Fund (in the case of any Review Date other than the final Review Date) or the Final Share Price of the Fund (in the case of the final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share or Final Share Price, as applicable, of the Fund on each subsequent Review Date is less than the Interest Barrier. If the closing price of the Fund on each Review Date is less than the Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Fund on any Review Date (other than the first three and final Review Dates) is greater than or equal to its Share Strike Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date. Even in cases where the notes are called prior to maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 20.00% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	RETURN LINKED TO THE U.S. GLOBAL JETS ETF — The return on the notes is linked to the U.S. Global Jets ETF. The Fund seeks to track the performance, before fees and expenses, of the U.S. Global Jets Index (the “Underlying Index”). The Fund seeks to track the performance, before fees and expenses, of the Underlying Index. The Underlying Index is composed of the exchange-listed common stock (or depositary receipts) of U.S. and international passenger airlines, aircraft manufacturers, airports, and terminal services companies across the globe. The Underlying Index may include small-, mid-, and large-capitalization companies. For additional information about the Fund, see “The Fund” in this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts”

JPMorgan Structured Investments —	PS-5
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Share Price is less than the Share Strike Price. Accordingly, under these circumstances, you will lose more than 20.00% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Fund. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the closing price of one share of the Fund (in the case of any Review Date other than the final Review Date) or the Final Share Price of the Fund (in the case of the final Review Date) is greater than or equal to the Interest Barrier. If the notes have not been automatically called and, with respect to any Review Date, the closing price of one share of the Fund (in the case of any Review Date other than the final Review Date) or the Final Share Price of the Fund (in the case of the final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share or Final Share Price, as applicable, of the Fund on each subsequent Review Date is less than the Interest Barrier. Accordingly, if the closing price one share of the Fund on each Review Date (other than the final Review Date) and the Final Share Price of the Fund are less than the Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.

JPMorgan Structured Investments —	PS-6
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND — Because the prices of some equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Fund denominated in those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of countries issuing those currencies and the United States and other countries important to international trade and finance.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE FUND — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of the Fund, which may be significant. You will not participate in any appreciation of the Fund. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Fund during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
•	THE BENEFIT PROVIDED BY THE TRIGGER PRICE MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Share Price of the Fund is less than its Trigger Price (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Price will terminate and you will be fully exposed to any depreciation of the Fund from its Share Strike Price to its Final Share Price.

JPMorgan Structured Investments —	PS-7
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

•	NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or securities held by the Fund or included in the Underlying Index would have.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of

JPMorgan Structured Investments —	PS-8
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	CONCENTRATION RISK —The Underlying Index, and consequently the Fund, is expected to concentrate its investments in the securities of passenger airline companies. As a result, the value of the Fund’s shares may rise and fall more than the value of shares of a fund that invests in securities of companies in a broader range of industries. Airline companies may be adversely affected by global health or trade conditions, or a downturn in economic conditions that results in decreased demand for air travel. Airline companies may also be significantly affected by changes in fuel prices, which may be very volatile, the imposition of tariffs, and/or changes in government policies, labor relations and insurance costs. Airline companies may also be highly dependent on aircraft or related equipment from a small number of suppliers, and consequently, issues affecting the availability, reliability, safety, or longevity of such aircraft or equipment (e.g., the inability of a supplier to meet aircraft demand or the grounding of an aircraft due to safety concerns) may have a significant effect on the operations and profitability of airline companies. Such disruptions may continue for an extended period of time or reoccur in the future to a similar or greater extent.
•	EMERGING MARKETS RISK WITH RESPECT TO THE FUND — Some equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE FUND — Some equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	VOLATILITY RISK — Greater expected volatility with respect to a Fund indicates a greater likelihood as of the Pricing Date that the closing price of one share of the Fund on a Review Date (other than the final Review Date) or the Final Share Price of the Fund could be less than the Interest Barrier and/or that a Trigger Event could occur. A Fund’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the Fund could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent

JPMorgan Structured Investments —	PS-9
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —	PS-10
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

The Fund

We have derived all information contained in this pricing supplement regarding the Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. The Fund is listed on NYSE Arca, which we refer to as the relevant exchange for purposes of the Fund in the accompanying product supplement. Information filed with the SEC by the Fund can be located by reference to SEC registration statement number 333-179562 and Investment Company Act file number 811-22668, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

The Fund seeks to track the performance, before fees and expenses, of the U.S. Global Jets Index (the “Underlying Index”). The Underlying Index is composed of the exchange-listed common stock (or depositary receipts) of U.S. and international passenger airlines, aircraft manufacturers, airports, and terminal services companies across the globe (collectively, the “Airline Companies”). U.S. Global Investors, Inc. serves as investment adviser to the Fund (the “Investment Adviser”).

U.S. Global Jets Index

The Underlying Index tracks the performance of Airline Companies across the globe with an emphasis on domestic passenger airlines. The universe of Airline Companies must be listed on a securities exchange, have a minimum market capitalization of $100 million, and liquidity (minimum average daily value traded). The Investment Adviser generally expects the Underlying Index to include 39 Airline Companies. The Underlying Index is rebalanced and reconstituted quarterly in March, June, September, and December.

At the time of each reconstitution of the Underlying Index, each of the four largest U.S. or Canadian passenger airline companies, as measured primarily by their market capitalization and, to a lesser extent, their passenger load factor, receives a 10 percent weighting allocation of the Underlying Index. Each of the next five largest U.S. or Canadian passenger airline companies receives a 4 percent weighting allocation of the Underlying Index.

The remaining Airline Companies meeting the Underlying Index criteria are then scored based on multiple fundamental factors. Their score is primarily driven by their cash flow return on invested capital (CFROIC) with additional inputs based on sales per share growth, gross margins, and sales yield. Each of the five U.S. or Canadian companies with the highest composite scores receives a 3 percent weighting allocation of the Underlying Index, and each of the 25 non-U.S. and non-Canadian companies with the highest composite scores receives a 1 percent weighting allocation of the Underlying Index. An Airline Company is excluded from the Index if (i) its common stock is listed solely on a securities exchange in a country that does not allow the transfer of securities “free of payment” (e.g., Brazil, China, India, Russia, South Korea, Taiwan) and (ii) no depositary receipts for such company are listed on a securities exchange in a country other than those listed above.

The Underlying Index was developed by U.S. Global Indices, LLC (the “Index Provider”), a wholly-owned subsidiary of the Investment Adviser, in 2015. The Underlying Index calculation agent is Indxx, LLC.

Historical Information

The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the Fund from the inception date of the Fund, April 28, 2015, through July 10, 2020. The closing price of one share of the Fund on July 10, 2020 was $16.18.

We obtained the closing prices above and below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund. The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on any Ending Averaging Date. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount at maturity or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any

JPMorgan Structured Investments —	PS-11
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the U.S. Global Jets ETF” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar

JPMorgan Structured Investments —	PS-12
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF

laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

JPMorgan Structured Investments —	PS-13
Auto Callable Contingent Interest Notes Linked to the U.S. Global Jets ETF